                                                                      EXHIBIT 12

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                 (THOUSANDS OF DOLLARS)
                                                                 YEAR ENDED DECEMBER 31
                                               ----------------------------------------------------------
                                                  2000         1999         1998        1997       1996
                                               ----------   ----------   ----------   --------   --------
EARNINGS BEFORE INCOME TAXES AND FIXED
  CHARGES:
    Income from continuing operations before
      income taxes...........................  $  893,400   $  904,100   $  905,500   $733,800   $575,600
    Deduct/add equity in undistributed
      (earnings) loss of
      fifty-percent-or-less-owned
      companies..............................      (9,640)     (18,720)     (24,070)   (19,470)   (12,310)
    Add interest on indebtedness, net........     193,000      121,520      115,700     94,780     78,790
    Add amortization of debt expense.........       2,430        1,350        2,130      2,310      1,400
    Add estimated interest factor for
      rentals................................      18,760       16,080       11,430      9,270      7,120
                                               ----------   ----------   ----------   --------   --------
    Earnings before income taxes and fixed
      charges................................  $1,097,950   $1,024,330   $1,010,690   $820,690   $650,600
                                               ==========   ==========   ==========   ========   ========
FIXED CHARGES:
    Interest on indebtedness.................  $  202,630   $  129,860   $  119,750   $ 97,910   $ 81,250
    Amortization of debt expense.............       2,430        1,350        2,130      2,310      1,400
    Estimated interest factor for rentals....      18,760       16,080       11,430      9,270      7,120
                                               ----------   ----------   ----------   --------   --------
                                               $  223,820   $  147,290   $  133,310   $109,490   $ 89,770
                                               ==========   ==========   ==========   ========   ========
Ratio of earnings to fixed charges...........         4.9          7.0          7.6        7.5        7.2
                                               ==========   ==========   ==========   ========   ========